Exhibit 99.1
EDAC TECHNOLOGIES REPORTS FOURTH QUARTER RESULTS WITH OPERATING
INCOME REACHING A 5 YEAR HIGH
FARMINGTON, Conn., March 5, 2007 — EDAC Technologies Corporation (OTC Bulletin Board: EDAC.OB), a designer and manufacturer of jet engine components, tools, fixtures, injection molds and spindles, today reported results for the fourth quarter and the fiscal year 2006.
Sales for the fourth quarter of 2006 were $10,975,000 and net income was $677,000 or $0.14 per diluted share, versus sales of $9,442,000 and net income of $631,000 or $0.13 per diluted share for the fourth quarter of 2005. Income from operations for the quarter increased from $841,000 in 2005 to $1,057,000 in 2006.
For the fiscal year 2006, sales were $38,329,000 and net income was $1,554,000 or $0.32 per diluted share versus sales of $35,045,000 and net income of $3,299,000 or $0.69 per diluted share for the fiscal year 2005. Income from operations increased to $2,888,000 in 2006 from $2,800,000 in 2005.
Fiscal year 2005 benefited from an income tax credit of approximately $342,000 and debt forgiveness of $750,000. In addition, selling, general and administrative expenses for the 2006 fiscal year included $280,000 of nonrecurring costs which consisted primarily of plant reconditioning and moving expenses, professional fees and special bonus. Had these expenses not been incurred, income from operations would have been $3,168,000 in 2006 compared to $2,800,000 in 2005.
Commenting on the quarter and fiscal year, Dominick A. Pagano, President and Chief Executive Officer, said, “We are very pleased with the strong results. This year is our fourth year of improving sales and operating profit. For the fourth quarter we posted our highest quarterly operating income in the past five years. Our Precision Aerospace product line continues to strengthen. Sales for this product line increased by $6.7 million or 72%, from $9.3 million in 2005 to $16.0 million in 2006. Total company backlog increased by $10.7 million from $21.7 million at the end of the fiscal 2005 to $32.4 million at February 28, 2007. Our inventories at year-end increased to support the higher backlog”
“We believe that 2007 will be another positive year and have planned on investing $3.7 million primarily in machinery and equipment to increase capacity in the Precision Aerospace product line.”
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company primarily offering (i) design and manufacturing services for the aerospace industry in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines (ii) high-precision fixtures, gauges, dies and molds and (iii) the design, manufacture and repair of precision spindles, which are an integral part of numerous machine tools found in virtually every manufacturing environment.
Cautionary Statement Regarding Forward Looking Statements — This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.
EDAC TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the three months ended		For the twelve months ended
	December 30,	December 31,	December 30,	December 31,
	2006	2005	2006	2005

Sales	$10,974,503	$9,441,833	$38,329,212	$35,045,033
Cost of sales	9,213,682	7,829,528	32,072,085	29,075,091

Gross profit	1,760,821	1,612,305	6,257,127	5,969,942

Selling, general and administrative expenses	703,472	771,740	3,369,020	3,170,002

Income from operations	1,057,349	840,565	2,888,107	2,799,940

Non-operating income (expense):
Interest	(178,783)	(141,979)	(664,327)	(619,452)
Gain on debt forgiveness	—	—	—	750,000

Other	17,205	9,914	90,846	26,299

Income before income taxes	895,771	708,500	2,314,626	2,956,787

Provision for (Benefit from) income taxes	219,238	77,959	760,238	(342,041)

Net income	$676,533	$630,541	$1,554,388	$3,298,828

Income per common share data:
Basic	$0.15	$0.14	$0.34	$0.74

Diluted	$0.14	$0.13	$0.32	$0.69

Weighted average shares outstanding:
Basic	4,522,437	4,504,270	4,515,757	4,487,080
Diluted	4,777,398	4,785,643	4,795,564	4,772,666

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 30,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash	$925,197	$2,468,964
Accounts receivable (net of allowance
for doubtful accounts of $110,000 as of
December 30, 2006 and $184,000
as of December 31, 2005)	7,331,226	5,587,305
Inventories, net	8,234,866	4,296,839
Prepaid expenses and other current assets	56,438	81,210
Refundable income taxes	140,650	54,984
Deferred income taxes	211,394	769,864

Total current assets	16,899,771	13,259,166

PROPERTY, PLANT AND EQUIPMENT, at cost:
Land	634,692	632,821
Buildings and improvements	6,424,382	6,316,490
Machinery and equipment	23,587,670	20,879,703

	30,646,744	27,829,014
Less: accumulated depreciation	20,315,938	18,861,156

	10,330,806	8,967,858

DEFERRED INCOME TAXES	1,248,786	1,440,989

OTHER ASSETS	86,001	108,833

TOTAL ASSETS	$28,565,364	$23,776,846

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving line of credit	$1,000,000	$—
Current portion of long-term debt	1,895,436	1,404,053
Trade accounts payable	4,806,090	2,427,866
Employee compensation and amounts withheld	1,511,820	1,397,897
Accrued expenses	355,415	706,861
Customer advances	120,767	284,671

Total current liabilities	9,689,528	6,221,348

LONG-TERM DEBT, less current portion	8,081,720	7,791,530

OTHER LONG-TERM LIABILITIES	163,981	965,823

SHAREHOLDERS’ EQUITY:
Common stock, par value $.0025 per
Share; 10,000,000 shares authorized;
issued and outstanding— 4,526,437 on
December 30, 2006 and 4,504,270
on December 31, 2005	11,316	11,261
Additional paid-in capital	9,530,688	9,452,525
Retained earnings	2,571,172	1,016,784

	12,113,176	10,480,570
Less: accumulated other comprehensive loss	1,483,041	1,682,425

Total shareholders’ equity	10,630,135	8,798,145

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$28,565,364	$23,776,846

          Contact:
Glenn L. Purple
Vice President-Finance
860 677-2603
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